EXHIBIT 10.5

TRADEMARK LICENSE AGREEMENT

                      This License Agreement (the "License Agreement") is entered into as of April 26, 2010 (the "Effective Date") by and between Robert P. Atwell, with his principal place of residence at 28852 Rockport Drive, Laguna Niguel, California 92618, ("RPA"), on the one hand, and Camelot Entertainment Group, Inc., a Delaware corporation with its principal place of business at 8001 Irvine Center Drive, Irvine, California, 92618 ("Camelot"), on the other hand.

RECITALS

WHEREAS, RPA and Camelot previously entered into various agreements between 2003 and 2010 (the "Atwell-Camelot Agreements"), which among other items specified the parties' respective rights of ownership and use of the mark Camelot Films®, and related marks incorporating the word "Camelot," in connection with the development, financing, production, distribution, marketing and sales of motion pictures through Camelot Film Group, television and digital media, development and operations of physical production studios through Camelot Studio Group, and providing various motion picture, television and digital media related services through Camelot Production Services Group. As a result, RPA has licensed all of its right, title and interest to the mark Camelot Films® and related marks to Camelot, and Camelot has agreed to compensate RPA for the use of the term "Camelot" in its trade name, corporate name, and as a mark as expressly permitted under the terms and conditions of this License Agreement as set forth herein; and

WHEREAS, RPA originally licensed any and all of his rights, title and interests to the Trademark and the Trademark Rights to the Licensee in an undocumented oral agreement; and

WHEREAS, RPA warrants that he exclusively owns and possesses the Trademark and Trademark Rights, and has all right and title thereto and that this Trademark License Agreement is made without encumbrance or threat of future interference by others claiming ownership therein and that no security interests to any third party exists therein or any other agreement the contrary; and

WHEREAS, RPA continues to desire to license any and all of his rights, title and interest to the Trademark and the Trademark Rights derived therefrom to Camelot; and

WHEREAS, Camelot continues to desire to obtain an exclusive license to all of RPA's interest in the Trademark and the Trademark Rights derived therefrom and to exclusively own the License to any and all of his rights, title, interests and ownership to the Trademark and the Trademark Rights and any and all related trademarks, patents, rights and inventions that specifically relate to the Trademark and the Trademark Rights whether owned now or at any time in the future by RPA (the "License").

NOW THEREFORE, in consideration for the License Fees, guaranteed Advance Royalty Payments and Royalty Payments as described below, and other good and valuable consideration, and subject to the terms and conditions of this Agreement, RPA does hereby continue to exclusively license, in accordance with the terms set forth below, unto Camelot, its successors and assigns, RPA's entire undivided right, title, and interest in and to the Trademark and the Trademark Rights (the "Trademark Rights"), throughout the Territory, to be held and enjoyed by Camelot, its successors and assigns, the same as it would have been held and enjoyed by RPA if this Agreement had not been made and entered into, upon the terms and conditions of this Agreement.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.      DEFINITIONS

1.1 “Recitals” shall mean the recitals to this License Agreement noted above, and which are hereby incorporated into and made a part of this License Agreement.

1.2. "Territory" shall mean the United States, Canada, all foreign countries, territories and celestial regions. Territory is intended to mean worldwide and beyond, including all foreign, domestic and celestial jurisdictions.

1.3. "Mark(s)" shall mean any and all trademarks, service marks, designs or emblems, now existing or hereafter created, and all registrations and applications for registration therefor, and all reissues, renewals or extensions thereof.

1.4. "Camelot Films® Mark" shall mean the word "Camelot," in any design, font, and/or style. The term "Camelot Films®-Related Mark" shall mean a Mark that consists of a combination of the Camelot Films® Mark with any other words or phrases (including, without limitation, a Brand Identifier (as defined below), used by Camelot as specified in Exhibit 1.4 hereto (to be updated by agreement of Camelot and RPA pursuant to Section 5.1 below).

1.5. "Brand Identifier" shall mean a word or phrase that functions as a trademark and/or brand name for a good or service, which would qualify for trademark protection and registration without the addition or inclusion of any other word or words (irrespective of whether trademark registration exists or is sought for said word or phrase).

1.6. “Products” shall mean any of Camelot's product line, including, but not limited to, productions and other film, television and digital media properties exploited by Camelot by any means whatsoever, including production, distribution, marketing and the promotion thereof.

1.7. "Trade Name" shall mean a trade name, corporate name, and/or any name that refers to an entire business, rather than a term used to identify particular goods or services.

1.8. “Camelot” shall mean Camelot Entertainment Group, Inc., Camelot Film Group, Inc, Camelot Studio Group, Inc., Camelot Production Services Group, Inc., Camelot Distribution group, Inc., DarKnight Pictures, Inc., Ferris Wheel Films, Inc. and any of their divisions, subsidiaries, predecessors, successors, assigns, and affiliates.

1.9. “Adjusted Gross Revenues” shall mean total gross revenues less any Third Party Costs, discounts, rebates, shipping costs, handling costs, transportation insurance costs, importation fees, and duties on any and all Products sold by the Camelot in the Territory.

1.10. “Third Party Costs” shall mean all costs attributable to a third party company or individual not affiliated with Camelot.

2.      LICENSE GRANT

 2.1. Licensed Mark. In partial consideration for the terms and conditions set forth in this License Agreement, RPA grants to Camelot a paid, royalty based, perpetual, limited, and non-transferable (except as set forth in Section 10.10 below) license to use the Camelot Films® Mark and Camelot Films®-Related Marks within the Territory, as provided herein.

2.2. Camelot's Right to Use Camelot Films® Mark. Camelot shall have the right to use the Camelot Films® Mark and Camelot Films®-Related Marks in connection with the marketing and sale of Camelot's Products and services, subject to the terms and conditions set forth herein.

2.3. RPA's Retained Rights. In his sole discretion, RPA and/or his relatives, heirs, private companies, subsidiaries, parents, holding entities, affiliates, partners, distributors, licensees, resellers, joint venturers, and/or related entities and/or individuals (whether such entities or relationships are now existing or hereafter created) ("RPA-Affiliated Parties" or, individually, a "RPA-Affiliated Party") shall have the absolute and unconditional right to use the Camelot Films® Mark and any Camelot Films®-Related Mark without any restriction whatsoever, except that RPA agrees to not license the following marks to any other entity other than Camelot, which Camelot presently uses to market its Products and services, as long as this License Agreement is in effect: "Camelot Films®," "Camelot Entertainment Group," "Camelot Film Group," “Camelot Studio Group,” and "Camelot Production Services Group." Subject to the foregoing sentence, RPA and/or any RPA-Affiliated Party shall have the absolute and unconditional right to license the use of the Camelot Films® Mark, including, but not limited to, licensing to any party which (a) sells, markets, and/or offers RPA goods or services, and/or (b) any party who is otherwise affiliated with RPA and/or any RPA-Affiliated Party.

2.4. Trade Name Limitation.

2.4.1. The Camelot Films® Mark and any Camelot Films®-Related Mark may only be used by Camelot as a trademark or service mark to brand a particular product or service (subject to the terms and conditions set forth herein), and not as all or part of a Trade Name except as authorized by RPA in writing. Thus, Camelot, its subsidiaries, parents, holding entities, majority owned affiliates, and joint ventures in which Camelot controls by majority ownership ("Camelot-Affiliated Parties" or, individually, "Camelot-Affiliated Party") are not permitted to use the Camelot Films® Mark, any part of the Camelot Films® Mark, any Camelot Films®-Related Mark, or any word or Mark confusingly similar to the Camelot Films® Mark in their Trade Name except as authorized by RPA in writing.

2.4.2. Notwithstanding the above, RPA grants Camelot a license to use the Trade Names "Camelot Films®," "Camelot Entertainment Group," "Camelot Film Group," “Camelot Studio Group,” and "Camelot Production Services Group" for the term of this License Agreement.

2.5. Limitation on the Manner in Which the Camelot Films® Mark Can Be Used.

2.5.1. Camelot and any Camelot-Affiliated Party shall be barred from ever using all or part of the Camelot Films® Mark alone and/or by itself (in any form), except as may be provided herein and in any future agreements and/or contracts entered into between Camelot and RPA. For any use of the Camelot Films® Mark by Camelot and/or a Camelot-Affiliated Party, the Camelot Films® Mark must be immediately followed by a Brand Identifier where applicable.

2.5.3. Camelot shall only be permitted to use the Camelot Films® Mark either (a) in connection with a specific product or service, or (b) in connection with a brand or line of Products or services. In the case of a specific production or service, the Camelot Films® Mark must immediately be followed by a Brand Identifier and a product name (e.g., "a Camelot Films® Production") where applicable. In the case of a brand or line of Products, the Camelot Films® Mark must be immediately followed by a Brand Identifier (e.g., "Camelot Tees") where applicable.

2.5.4. The provisions of this Section apply to use of the Camelot Films® Mark and any Camelot Films®-Related Mark in any materials in connection with the sale, marketing, promotion, and/or support of any good or service by Camelot and/or a Camelot-Affiliated Party (including, without limitation, use on the Internet, a press release, a marketing brochure, and/or all promotional material whatsoever).

2.6. Sublicenses, Existing International Camelot Distributors Using the Camelot Films® Mark in Their Trade Name.

2.6.1. Camelot shall have no right to grant any sublicense to use or re-license the Camelot Films® Mark and/or any Camelot Films®-Related Mark without the expressed written permission of RPA.

2.6.2. To the extent that any existing international distributor of Camelot Products previously has been authorized by Camelot to use the Camelot Films® Mark and/or any Camelot Films®-Related Mark in its Trade Name, that distributor shall be listed on Exhibit 2.6.2 hereto (the "Existing Camelot Distributors").

3.      PRESERVATION OF THE CAMELOT FILMS® MARK

3.1. Ownership.

3.1.1. Camelot hereby agrees and acknowledges that the Camelot Films® Mark (and any Camelot Films®-Related Marks) are valid and enforceable and are the exclusive intellectual property of RPA, and agrees not to challenge their validity or RPA's ownership thereof in any form or manner. Camelot expressly agrees to assist RPA in perfecting and/or recording RPA's ownership of all right, title, and interest in and to the Camelot Films® Mark (and any Camelot Films®-Related Marks), whether now or hereafter existing, including, without limitation, by executing such forms of assignment or other documentation as may be necessary. Camelot will pay for all costs associated with preparing and recording the assignments, including legal fees and recording fees. Camelot further acknowledges that any use of the Camelot Films® Mark and/or any Camelot Films®-Related Marks by Camelot not expressly permitted under this License Agreement will cause irreparable harm and significant injury to RPA to an extent that may be extremely difficult to ascertain. Accordingly, Camelot agrees that RPA will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief, including without limitation, an injunction against any unauthorized use of the Camelot Films® Mark and/or any Camelot Films®-Related Mark by Camelot or a Camelot-Affiliated Party. Camelot expressly agrees that RPA shall not be obligated to post a bond or other security in connection with any injunction issued in a proceeding by RPA to enforce a term of this License Agreement, or any of RPA's rights hereunder.

3.1.2. Except as otherwise expressly provided in Section 2, no rights, express or implied, are granted to Camelot hereunder, and RPA reserves all rights in and to the Camelot Films® Mark and any and all Camelot Films®-Related Marks, including without limitation the right to use or to license others to use, the Camelot Films® Mark and any Camelot Films®-Related Mark in connection with any Products or services or otherwise, except as provided herein. All goodwill associated with the Camelot Films® Mark and any and all Camelot Films®-Related Marks -- including goodwill that results from Camelot's and/or any Camelot-Affiliated Party's use (whether authorized or unauthorized) of the Camelot Films® Mark and/or any Camelot Films®-Related Mark -- shall remain the exclusive property of RPA. Neither Camelot nor any Camelot-Affiliated Party shall acquire any ownership rights in the Camelot Films® Mark or any Camelot Films®-Related Mark (or the goodwill associated therewith), or any other right adverse to RPA's interest by virtue of this License Agreement or by virtue of Camelot's use of the Camelot Films® Mark.

3.2. Avoidance of Adverse Actions. Neither Camelot nor any Camelot-Affiliated Party shall, at any time:

3.2.1. Use the Camelot Films® Mark (and/or any Camelot Films®-Related Mark) in any way that may tend to impair its validity as a proprietary Mark within the Territory;

3.2.2. Take any action that would jeopardize or impair RPA's ownership of the Camelot Films® Mark (and/or any Camelot Films®-Related Mark) or its legality or enforceability;

3.2.3. Directly or indirectly incorporate the Camelot Films® Mark (and/or any Camelot Films®-Related Mark) as part of a Trade Name except as authorized by RPA in writing;

3.2.4. Either directly or indirectly, (i) attempt to register the Camelot Films® Mark; (ii) attempt to register (without RPA's prior consent) a Mark which incorporates the Camelot Films® Mark in whole or in part; (iii) attempt to register any Mark that is confusingly similar to the Camelot Films® Mark or any contraction or abbreviation thereof; or (iv) use, advertise, or promote any Mark, Trade Name and/or trade dress that is confusingly similar to the Camelot Films® Mark or any contraction or abbreviation thereof, other than as expressly permitted under this License Agreement.

4.      PROMOTION OF GOODWILL; STANDARDS OF CONDUCT; QUALITY CONTROL

4.1. Compliance with Law. Camelot shall comply with all applicable laws, regulations, standards and decrees of any governmental authorities in the Territory in connection with the use of the Camelot Films® Mark and/or any Camelot Films®-Related Mark and the performance of Camelot's rights and obligations under this License Agreement.

4.2. Quality Control Standards.

4.2.1. Camelot shall not take any action and/or shall cease taking any action that may: (i) Impair the quality of Products and services with which the Camelot Films® Mark and/or any Camelot Films®-Related Mark is used, or (ii) In any way disparage the Camelot Films® Mark, any Camelot Films®-Related Mark, or RPA's goods and services.

4.2.2. Camelot shall use the Camelot Films® Mark and/or any Camelot Films®-Related Mark only in connection with goods and services that are of a nature and quality equivalent or better than the nature and quality of Camelot's current goods and services.

4.2.3. Camelot shall adequately monitor all goods and services provided in connection with the Camelot Films® Mark and/or any Camelot Films®-Related Mark for the purposes of meeting the quality control standards set forth in this License Agreement.

4.3. RPA's Right to Inspect.

4.3.1. In order to determine whether Camelot and/or any Camelot-Affiliated Party is maintaining the quality control standards set forth herein or otherwise complying with this License Agreement, upon fifteen (15) business days' prior written notice by RPA, Camelot shall: (i) provide to RPA copies, photographs or representative samples of Camelot and/or any Camelot-Affiliated Party's advertising copy, promotional materials or other materials bearing the Camelot Films® Mark and/or any Camelot Films®-Related Mark; (ii) allow RPA to monitor any Products and/or service provided under the Camelot Films® Mark and/or any Camelot Films®-Related Mark in a manner that does not unreasonably interfere with the business of Camelot and (iii) afford RPA the ability to inspect samples of any Products on which the Camelot Films® Mark and/or any Camelot Films®-Related Mark appears in a manner that does not unreasonably interfere with the business of Camelot.

4.3.2. Camelot shall promptly, but in no event later than thirty (30) days notice from RPA, make any changes reasonably requested by RPA pursuant to the terms of this License Agreement or with respect to the use of the Camelot Films® Mark and/or any Camelot Films®-Related Mark or the goods and/or services related thereto, and will reasonably cooperate with RPA regarding such requests.

4.4. Expenses. Unless otherwise expressly provided in this License Agreement, any and all expenses, costs and charges incurred by Camelot in the performance of any of its obligations under this License Agreement shall be borne and paid for by Camelot, without any right of contribution, indemnity, or reimbursement from RPA.

5.      INTELLECTUAL PROPERTY PROTECTION OF THE CAMELOT FILMS® MARK

5.1. Maintenance of the Registration of the Camelot Films® Mark. RPA will have the right and the obligation to seek, maintain and renew protection for its existing proprietary and intellectual property rights in the Camelot Films® Mark in any jurisdiction worldwide. Exhibit 1.4 hereto sets forth all Camelot Films®-Related Marks which Camelot currently uses in commerce, and lists all relevant jurisdictions in which the Camelot Films® Mark and each Camelot Films®-Related Mark is used and/or registered as of the Effective Date. Camelot in conjunction with RPA will have the obligation to maintain and renew at Camelot's expense (i) any registrations for the Camelot Films® Mark in any applicable jurisdictions, and (ii) existing registrations for any Camelot Films®-Related Marks, so long as such marks are used in commerce by Camelot. Camelot in conjunction with RPA shall prosecute to completion at Camelot's cost and expense all in-process registrations listed on Exhibit 5.1 hereto, and thereafter Camelot shall maintain and renew protection for such registrations at Camelot's expense, so long as such Marks are used in commerce by Camelot.

5.2. Oppositions to Trademark Registration Filed By Camelot. RPA shall have the right, but not the obligation, to prosecute any oppositions filed by Camelot to the attempted registration of the Camelot Films® Mark (or any variations thereof) by any third party. Any such oppositions (or analogous proceedings) are set forth hereto in Exhibit 5.2. Upon request of RPA, Camelot will execute any documents necessary to substitute RPA as the successor to Camelot's interest in any such proceeding. However, in the event that such a substitution cannot be effected without an adverse effect on RPA's rights in any such proceeding, Camelot will remain as the named party in any such proceeding (the prosecution, defense, and/or settlement of which shall be controlled exclusively by RPA and will be conducted entirely at Camelot's expense) but Camelot shall assign to RPA at the conclusion of the proceeding any rights secured thereunder.

5.3. Registration of New Camelot Films®-Related Marks. Camelot may request that RPA register with the U.S. Patent and Trademark Office a Camelot Films®-Related Mark not registered (or the subject of a pending application) as of the Effective Date. Camelot's request shall be in writing to RPA, and shall specify the Mark and proposed goods and/or services to be offered in connection with the Mark; Camelot's use of any such Mark shall be in conformity with this License Agreement. Camelot must obtain RPA's prior written consent to the registration of such a Mark, which consent shall not be unreasonably withheld. However, under no circumstances is Camelot permitted to register or attempt to register a Mark that is confusingly similar to any Mark held by RPA (whether or not in use at the time of Camelot's attempted registration), and the parties expressly agree that RPA's withholding of consent on this basis is reasonable. Camelot shall bear all costs and expenses of obtaining, maintaining, and renewing the registration for Marks under this provision. In the event any such Marks are registered, Exhibit 1.4 shall be amended and updated to add those Marks. Any and all Marks registered under this provision shall be registered for the benefit of RPA and in RPA's name, and all goodwill from the use of such marks shall be the exclusive property of RPA.

5.4. Notification of Infringement.

5.4.1. Camelot shall notify RPA within twenty (20) days after Camelot  becomes aware of (i) any use or registration of any word or phrase,  symbol, logo or design, or any combination of any of the foregoing, that  Camelot believes or has reason to believe might constitute infringement of  the Camelot Films® Mark and/or any Camelot Films®-Related Mark; (ii) any claim of  any rights in the Camelot Films® Mark and/or any Camelot Films®-Related Mark, or in  any confusingly similar Mark; and/or (iii) any action, publication or  statement that Camelot believes or has reason to believe might be adverse or  detrimental to RPA's rights in the Camelot Films® Mark and/or any  Camelot Films®-Related Mark or which Camelot believes or has reason to believe  might dilute or impair the value of the Camelot Films® Mark and/or any  Camelot Films®-Related Mark.

5.4.2. In any litigation related to the Camelot Films® Mark and/or any Camelot Films®-Related Mark, whether brought by or against Camelot and/or any Camelot-Affiliated Party, RPA shall have the sole right to control the prosecution, defense, and/or settlement of any and all claims.

5.5. Use of Camelot Films® Mark in Foreign Jurisdictions. In the event Camelot uses the Camelot Films® Mark and/or any Camelot Films®-Related Mark in a foreign jurisdiction in which neither Camelot nor RPA has previously used and/or registered the Camelot Films® Mark and Camelot desires to register the Camelot Films® Mark and/or any Camelot Films®-Related Mark in such foreign jurisdiction, Camelot shall: (i) notify RPA of Camelot's use and desire for registration and shall cooperate with RPA in registering the Camelot Films® Mark and/or any Camelot Films®-Related Mark for RPA's benefit and in RPA's name, should RPA determine to secure such registration; (ii) bear the expense of such a registration by RPA; (iii) execute any documents necessary to complete the application for registration; and (iv) in connection with the use of the Camelot Films® Mark and/or any Camelot Films®-Related Mark in any foreign jurisdiction, indicate to consumers RPA's ownership of the Camelot Films® Mark. In addition, RPA agrees to execute any documents necessary to complete the application for registration as appropriate. Camelot shall be responsible for filing registered user agreements as required in connection with Camelot's use of the Camelot Films® Mark and shall bear all costs and fees associated with such filing.

6.      DEFENSE AND INDEMNIFICATION

6.1. Camelot represents and warrants to RPA that: (i) Camelot has not received notice from any third party (excluding RPA) that Camelot's use of the Camelot Films® Mark prior to the Effective Date infringes or misappropriates any trademark, Trade Name and/or other Mark or other intellectual property right of any third party; and (ii) to the knowledge of Camelot, Camelot's use of the Camelot Films® Mark prior to the Effective Date did not infringe upon or misappropriate any trademark, Trade Name and/or other Mark or other intellectual property right of any third party (excluding RPA) (except as otherwise provided in Exhibit 6.1 hereto). The warranty provided in this Section 6.1 shall expire on the three (3) year anniversary of the Effective Date.

6.2. Camelot shall defend, indemnify, and hold harmless RPA and its relatives, subsidiaries, affiliates, directors, officers, employees, affiliates, agents and contractors from and against any and all claims, liabilities, damages, penalties, losses, costs and expenses (including, but not limited to, court costs, reasonable attorneys' fees, and expert witness fees) ("Claims") arising out of, or in connection with, any third party claim which results, in whole or in part, or is claimed to result, in whole or in part, from: (i) any breach by Camelot of the warranty made in Section 6.1; and (ii) any third party claim which results, in whole or in part, or is claimed to result, in whole or in part, from any of the following (collectively the "Camelot Indemnified Claims"):

6.2.1. Any actual or alleged infringement of any copyright,  patent or claim of patent rights, or any trademark, Trade Name and/or  other Mark, or any other third party intellectual property right,  related to Camelot's and/or any Camelot-Affiliated Party's use of the Camelot Films®  Mark and/or any Camelot Films®-Related Mark, except as provided in Section 6.3  below;

6.2.2. Any actual or alleged failure of any of Camelot's Products or  services sold or marketed under the Camelot Films® Mark and/or any  Camelot Films®-Related Mark to comply with this License Agreement, any law,  statute, ordinance, administrative order, rule, or regulation in force  in the Territory;

6.2.3. Any breach of this License Agreement by Camelot and/or any Camelot-Affiliated Party;

6.2.4. Any actual or alleged failure of any of Camelot's Products or services using the Camelot Films® Mark and/or any Camelot Films®-Related Mark to function and perform properly, causing any type of injury to customers or third parties; and

6.2.5. Camelot's and/or any Camelot-Affiliated Party's use of the  Camelot Films® Mark and/or any Camelot Films®-Related Mark, except as provided in Section 6.3 below.

6.3  Camelot's obligation to indemnify RPA for a Claim arising under Section 6.2.1 and/or 6.2.5 shall expire on the fiftieth (50) year anniversary of the Effective Date. Thereafter, RPA shall be responsible for defending any third party Claim of infringement relating to the Camelot Films® Mark and/or any Camelot Films®-Related Mark, regardless of whether the Claim relates to the use of the Camelot Films® Mark on Camelot's goods or services or RPA's goods or services.

6.4.  Except with respect to such matters which are subject to indemnification under Section 6.1 or Section 6.2, RPA shall defend, indemnify, and hold harmless Camelot and its subsidiaries, affiliates, directors, officers, employees, affiliates, agents and contractors from and against any and all Claims arising out of, or in connection with, any third party claim which results, in whole or in part, or is claimed to result, in whole or in part, from any of the following (the "RPA Indemnified Claims"):

6.4.1. Any actual or alleged infringement of any copyright,  patent or claim of patent rights, or any trademark, Trade Name and/or  other Mark, or any other third party intellectual property right,  related to RPA's and/or any RPA-Affiliated Party's use of the Camelot Films®  Mark with RPA goods and services;

6.4.2. Any breach of this License Agreement by RPA and/or any RPA-Affiliated Party; and

6.4.3. Any actual or alleged failure of any of RPA's Products or services using the Camelot Films® Mark to function and perform properly, causing any type of injury to customers or third parties.

6.5. In the event that either RPA or Camelot asserts the existence of any right to indemnity under Sections 6.2 or 6.4 ("Indemnifiable Damages"), such party ("Indemnitee") shall give written notice thereof to the other ("Indemnitor") of the nature and amount of the Claim asserted promptly, and, in the case of any claim relating to a third party action, within ten (10) days prior to the date a response or answer thereto is due, in writing, thereof. The failure, refusal or neglect of the Indemnitee to notify the Indermnitor within the time period specified above of any such claim or action shall not relieve the Indemnitor from any liability which it may have to the Indemnitee in connection therewith, unless the Indemnitor was prejudiced by such delay, and then only to the extent of the harm suffered by such delay. After such notice, if the Indemnitor shall acknowledge in writing to the Indemnitee that the Indemnitor shall be obligated under the terms of its indemnity hereunder in connection with such Claim, demand or assessment, then the Indemnitor shall be entitled, if it so elects at its own cost, risk and expense to: (i) take control of     the defense and investigation of such lawsuit or action; (ii) employ and engage attorneys of its own choice, subject to the consent of the indemnified party, such consent not to be unreasonably withheld, to handle and defend the same unless the named parties to such action or proceeding include both the Indemnitor and the Indemnitee and the Indemnitee believes in good faith that (a) there may be one or more legal defenses available to such Indemnitee that are different from or additional to those available to the Indemnitor, (b) there is a potential conflict of interests, or (c) in the case of RPA as the Indemnitee, Section 5 of this License Agreement would otherwise allow RPA to control the defense and/or conduct of such proceeding, in which event the Indemnitee shall be entitled, at the Indemnitor's cost, risk and expense, to separate counsel of its own choosing; and (iii) compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably withheld; provided, however, if the compromise, settlement or resolution of any such Claim is reasonably expected to have, individually or in the aggregate, a direct and significant adverse effect on the Indemnitee's business operations or, in the case where RPA is the Indemnitee, a direct and significant adverse effect on any rights in the Camelot Films® Mark and/or any Camelot Films®-Related Mark, then, notwithstanding the foregoing, the Indemnitee shall be entitled to control such compromise, settlement or resolution, including without limitation to take control of the defense and investigation of such lawsuit or action, to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnitor's cost, risk and expense, and to compromise or settle such Claim. In the event that the Indemnitor does not so assume the defense, conduct or settlement of any Claim, demand or assessment within thirty (30) days after receiving notice of any Claim relating to a third party action as set forth above, the Indemnitee shall be entitled to defend, conduct or settle such Claim, demand or assessment without the written consent of the Indemnitor and without relieving the Indemnitor from any of the obligations to indemnify the Indemnitee under Sections 6.2 or 6.4. In the event of any conflict between the terms of this Section 6.5 and Section 5 as to control of defense of a Claim, Section 5 shall control.

7.      TERM AND TERMINATION OF LICENSE AGREEMENT

7.1. Term of License. Unless sooner terminated in accordance with the terms of this Article 7, this License Agreement shall commence on the Effective Date and remain in full force in perpetuity and in effect until the earlier of (a) Camelot ceases use of the Camelot Films® Mark in commerce for thirty-six continuous months, (b) Camelot notifies RPA in writing of a decision to stop using the Camelot Films® Mark, (c) Camelot fails to pay the consideration as delineated in Section 9 herein, (d) Camelot terminates the employment of Robert P. Atwell for any reason whatsoever, including, but not limited to, with or without cause, and/or (e) Camelot terminates any agreements with The Atwell Group or RPA for any reason whatsoever.

7.2. RPA's Right to Terminate Agreement. Notwithstanding any other provision of this License Agreement, RPA may terminate this License Agreement by giving written notice of termination to Camelot for any of the following reasons:

7.2.1. Camelot and/or any Camelot-Affiliated Party has failed to comply with law or has breached any of the provisions of this License Agreement, or the parties' Settlement Agreement to be executed concurrently with this License Agreement, and Camelot fails to cure such breach and notify RPA of such cure and the manner of such cure within a period of sixty (60) days following RPA's notice of breach;

7.2.1.1. In the case of a breach involving or consisting of  the publication, dissemination or use of materials in violation of  Sections 2 or 4 of this Agreement, it shall be a sufficient cure if Camelot,  after receiving notice of breach: (i) disseminates a statement of  clarification to all parties who received the violative materials (which  statement shall be approved in advance by RPA); and (ii) takes  reasonable steps to ensure that the offending material is not further  disseminated, published or used, including destruction of the offending  material if practicable, and notifies RPA of the steps that it has  taken. However, the cure procedures of this Paragraph herein shall not  be sufficient after Camelot avails itself of the cure procedures of this  Paragraph herein three times during the first year following the  Effective Date, or a total five times during the term of this License Agreement (including any availment during the first year).

7.2.2. Camelot becomes insolvent or if Camelot enters into a voluntary suspension of payments or voluntary or involuntary bankruptcy, makes an assignment for the benefit of its creditors, has a receiver or trustee appointed for it or any of its property, adopts a resolution for winding-up or dissolution, or becomes the subject of any proceedings relating to its insolvency, suspension of payments, bankruptcy, reorganization, or dissolution which are not dismissed within sixty (60) days after their commencement;

7.2.3. All or a material part of the assets of Camelot are condemned, expropriated, or otherwise taken over by a governmental authority or are repossessed, foreclosed upon or otherwise seized by a creditor of Camelot;

7.2.4. Except as expressly provided herein, Camelot and/or any Camelot-Affiliated Party attempts to register (without the prior written consent of RPA) the Camelot Films® Mark and/or any Mark that incorporates the Camelot Films® Mark (in whole or in part), or asserts or claims ownership or control of the Camelot Films® Mark or any Mark that incorporates the Camelot Films® Mark (in whole or in part);

7.2.5. Camelot and/or any Camelot-Affiliated Party challenge the validity of the Camelot Films® Mark and/or RPA's ownership thereof;

7.2.6. Camelot assigns, encumbers, or licenses any of its rights or delegates any of its obligations under this License Agreement, except as expressly authorized by Section 10.10.1 herein; and/or

7.2.7. Camelot attempts to assign or assigns (whether voluntarily or by operation of law) this License Agreement, or any rights hereunder, to; merges with; is acquired by; all or a material part of Camelot's assets are acquired by; and/or all or a material part of Camelot's common and/or preferred stock is acquired by any third party without the expressed written authorization of RPA. RPA shall be entitled to terminate this License Agreement in the event that Camelot enters into a joint venture, partnership, or other business relationship with any third parties without the expressed written permission of RPA and, as part of such arrangement, either (a) purports to assign any rights under this License Agreement in connection therewith, or (b) the joint venture, partnership, or other business relationship relates in any way to use of the Camelot Films® Mark.

7.3. Effect of Termination. Upon any expiration or termination of this License Agreement for any reason whatsoever, the following provisions shall apply:

7.3.1. Termination of License. The licenses granted hereunder shall immediately and automatically terminate, and within a reasonable period, but in no event more than one-hundred and eighty (180) days from the date of termination or expiration, Camelot and any Camelot-Affiliated Party shall:

7.3.1.1. Cease using the Camelot Films® Mark and any and all Camelot Films®-Related Marks;

7.3.1.2. Within thirty (30) days of Termination, the Trademark Trigger shall be deemed to have been met and Camelot shall pay all consideration due to RPA in accordance with Section 9 herein, including, but not limited to, all License Fees, guaranteed Advance Royalty Payments and Royalty Payments, with all payments accelerated and due and payable in accordance herewith.

7.3.1.3. Take action to change the Marks on its Products  and services to Marks which do not include the Camelot Films® Mark  and/or any Camelot Films®- Related Mark and are not similar to, and do  not cause confusion with, the Camelot Films® Mark and/or any  Camelot Films®-Related Mark;

7.3.1.4. Destroy all advertising, marketing and promotional materials bearing the Camelot Films® Mark and/or any Camelot Films®-Related Mark unless otherwise directed by RPA;

7.3.1.5. Obliterate each and every Camelot Films® Mark from, or destroy, any Camelot Products and services and any other items bearing the Camelot Films® Mark and/or any Camelot Films®-Related Mark unless otherwise directed by RPA;

7.3.1.6. Furnish RPA with evidence reasonably satisfactory to RPA demonstrating compliance with the foregoing obligations.

7.3.2. No Compensation. Camelot acknowledges and agrees that no indemnities or compensation of any kind shall be due to Camelot as a result of the termination or expiration of the terms of this License Agreement.

7.4. Survival of Certain Provisions. The provisions of Sections 3, 6, 8, 9 and 10 shall survive the termination of this License Agreement for any reason.

8.      NO IMPLIED WARRANTIES; LIMITATION OF LIABILITY

8.1. DISCLAIMER OF WARRANTY. EXCEPT AS EXPRESSLY SET FORTH HEREIN (AND EXCEPT AS MAY BE REQUIRED BY LAW), RPA EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, IN CONNECTION WITH THE LICENSED MARKS AND THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF VALIDITY, NONINFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. GIVEN THAT RPA ASSIGNED TO CAMELOT ALL OF THE RIGHTS LICENSED HEREUNDER, CAMELOT EXPRESSLY WAIVES ANY CLAIMS AGAINST RPA ON THE GROUNDS THAT THE RIGHTS LICENSED HEREUNDER ARE INVALID OR DEFECTIVE IN ANY WAY.

8.2. LIMITATION OF LIABILITY. EXCEPT FOR BREACHES BY CAMELOT OF SECTIONS 2,3.2,4.1 OR OBLIGATIONS ARISING OUT OF SECTION 6 THAT ARE BASED ON CAMELOT INDEMNIFIED CLAIMS OR RPA INDEMNIFIED CLAIMS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR THEIR AFFILIATES, SUCCESSORS OR SUBLICENSEES FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIM RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, WHETHER A CLAIM FOR SUCH DAMAGES IS BASED ON WARRANTY, CONTRACT, OR TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OR STRICT LIABILITY). EXCEPT FOR BREACHES BY CAMELOT OF SECTIONS 2, 3.2, 4.1 OR OBLIGATIONS ARISING OUT OF SECTION 6 THAT ARE BASED ON CAMELOT INDEMNIFIED CLAIMS OR RPA INDEMNIFIED CLAIMS, BOTH PARTIES ACKNOWLEDGE AND AGREE THAT PAYMENT BY THE DEFAULTING PARTY OR RETENTION BY THE NON-DEFAULTING PARTY OF DIRECT DAMAGES, AS LIMITED BY THE FOREGOING SENTENCE, SHALL BE THE NON-DEFAULTING PARTY'S SOLE AND EXCLUSIVE REMEDY IN EXHAUSTION OF ALL OTHER REMEDIES UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AND THAT SUCH REMEDY SHALL NOT BE DEEMED OR ALLEGED BY THE NON-DEFAULTING PARTY TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

9.     LICENSE FEES AND ROYALTIES.

9.1  For the rights granted to Camelot herein, Camelot shall pay RPA a one-time non-refundable license fee of Five Million Dollars ($5,000,000) (“License Fee”) upon Camelot having generated a minimum of $50,000,000 in gross revenues in the aggregate from inception or upon Camelot receiving a minimum of $50,000,000 in funding of any type whatsoever, including, but not limited to, debt and/or equity, in the aggregate from inception (“Trademark Trigger”).  Until such time as Camelot achieves the Trademark Trigger, Camelot shall pay RPA $1,000,000 in cash or stock at RPA’s sole option within one year following the execution of this Agreement, with said amount being applied to the License Fee. The License Fee is exclusive of any applicable taxes.  Camelot shall be responsible for all applicable national, state and local taxes, value added or sales taxes, exchange, interest, banking, collection and other charges and levies and assessments pertaining to payments other than U.S. taxes based on RPA’s net income.  If Camelot is required by law to make any deduction or to withhold from any sum payable to RPA by Camelot hereunder, (i) Camelot shall effect such deduction or withholding, remit such amounts to the appropriate taxing authorities and promptly furnish RPA with tax receipts evidencing the payments of such amounts, and (ii)  the sum payable by Camelot upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding, RPA receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount RPA would have received and retained in the absence of such required deduction or withholding.

9.2  Advance Royalty Payments. Camelot agrees to pay RPA Sixty Thousand Dollars ($60,000) annually as an advance and credited against any and all Royalty Payments paid in accordance with this Agreement. Such Advance Royalty Payments shall be paid to RPA and in equal payments of Fifteen Thousand Five-hundred Dollars ($15,000), made quarterly, on or before the expiration of Forty-five (45) days after the reporting close of each prior calendar quarter.  All Advance Royalty Payments shall be in addition to all other consideration received by RPA, including, but not limited to, the License Fee payable in accordance with Section 9.1 herein.

9.3  Royalty Payments. Camelot agrees to pay royalties to RPA totaling Two Percent (2% in USD). Royalty Payments shall be calculated and paid based upon Adjusted Gross Revenues that Camelot receives from the sales of its Products and fees generated from any and all activities whatsoever in the Territory, including, but not limited to, production and distribution fees, consulting fees and financing fees. All Royalty Payments, other than the Advance Royalty Payments which shall be applied to the Royalty Payments due hereunder, shall be in addition to all other consideration received by RPA, including, but not limited to, the License Fee payable in accordance with Section 9.1 herein.

9.4  Accounting and Timing of Royalty Payments. Upon making each Royalty Payment, Camelot shall provide RPA with a summary of the accounting used to determine the amount of Royalty Payment due. Royalty Payments shall be made by wire transfer and shall be computed on Adjusted Gross Revenues received by the Camelot by the reporting close of each calendar quarter and distributed and paid to RPA and on a quarterly basis, on or before the expiration of Forty-five (45) days after the reporting close of each prior calendar quarter.

9.5. Failure to Pay by Camelot. Should Camelot fail to make any payments as required herein, and should the Camelot fail to cure the breach created thereby, any and all rights, title and ownership to the License provided to Camelot under this Agreement shall be forfeited and any and all such rights, title and ownership to the License shall, upon notice of the failure to cure the breach, immediately revert to RPA, and all monies paid by Camelot until such date shall be retained by him without forfeiture.

9.6. Records. Camelot agrees to keep complete and correct books, accounts and records according to Generally Accepted Accounting Principles (GAAP) regulations to facilitate computation of Royalty Payments. RPA or a representative appointed by RPA shall have a full right of accounting including the right to confidentially examine Camelot's books and records, at all reasonable times and upon reasonable notice, for the purpose of verifying the amount of Royalty Payments due.

10. GENERAL PROVISIONS

10.1. Choice of Law. This Agreement shall be construed and governed in accordance with the laws of the State of California and the United States of America.

10.2. Jurisdiction and Venue. Any dispute regarding this License Agreement and RPA's, Camelot's, and/or any Camelot-Affiliated Party's performance hereunder, shall be subject to the exclusive Jurisdiction of the United States District Court for the Central District of California. Each party hereby irrevocably and unconditionally (a) consents to the jurisdiction of that court for any such dispute; and (b) waives any objection which such party may have to the laying of venue of any such dispute in that court. In the event the United States District Court for the Central District of California declines jurisdiction over any dispute relating to the enforcement and/or interpretation of this Settlement Agreement, any such litigation shall be brought in state court in California, in the County of Orange, and the parties hereto expressly consent to the jurisdiction of that court and waive any objection thereto.

10.3. No Agency. RPA and Camelot are acting as independent contractors under this License Agreement, and neither Camelot nor RPA are employees or agents of the other. Nothing herein is intended to make either party a general or special agent, legal representative, subsidiary, joint venturer, partner, fiduciary, employee or servant of the other for any purpose. Neither Camelot nor RPA is authorized or empowered to act as an agent for the other or to enter into agreements, transact business, or incur obligations for or on behalf of the other, nor to accept legal service of process for or on behalf of the other, nor to bind the other in any manner whatsoever. Neither Camelot nor RPA shall do or omit to do anything that might imply or indicate that they are an agent or representative of the other, or a branch, division, or affiliate of the other, or that they in any manner, either directly or indirectly, own, control, or operate the other or are in any way responsible for the other's acts or obligations. In the event that either party violates this provision, the violating party shall indemnify and hold the other harmless from any and all Claims (as defined above) which result from any of the violating party's acts or omissions, and shall reimburse the non-violating party for any and all attorneys' fees and expenses (including expert witness fees) that the non-violating party incurs in its defense of any such Claims.

10.4. Costs and Expenses. Except as otherwise expressly stated herein, each party will bear its own costs and expenses in connection with this License Agreement.

10.5. Entire Agreement. This License Agreement, together with all schedules hereto (which are incorporated herein by this reference) and the related Settlement Agreement, Trademark Assignment Agreement, and Reseller Agreement, are intended as the complete, final and exclusive statement of the terms of the agreement between Camelot and RPA with regard to the subject matter hereof, and supersedes all prior oral and written agreements, understandings, commitments, negotiations and practices between the parties relating to such subject matter, including, without limitation, the Atwell-Camelot Agreements.

10.6. Amendment and Waiver. None of the terms of this License Agreement shall be deemed to be waived, modified, and/or amended by either party unless such a waiver, modification, and/or amendment specifically references this License Agreement and is in writing signed by the party to be bound.

10.7. Non-Waivers. Any waiver of either party's rights or remedies under this License Agreement shall be effective only if made in writing signed by an authorized officer of such party, and no failure or delay by either party in exercising any right or remedy hereunder nor any custom or course of performance shall operate as a waiver of any such right or remedy, nor shall any single or partial exercise or waiver of any right preclude any other or further exercise thereof or the exercise of any other right or remedy.

10.8. Severability. If any clause or provision of this License Agreement is declared illegal, invalid or unenforceable under present or future laws effective during the term hereof, it is the intention of the parties hereto to reach agreement to terms that will lawfully carry out the intended purpose of any such clause or provision, and to take such action as may be necessary to do so. The parties further intend that the remainder of this License Agreement shall not be affected thereby, and shall remain in full force and effect.

10.9. Notices. All notices required or permitted to be given hereunder shall be given in writing and shall be sent by prepaid first class registered air mail, express courier, personal delivery, or facsimile to the following addresses:

If to RPA:	Robert P. Atwell 8001 Irvine Center Drive, Suite 400 Irvine, CA 92618 Facsimile: 949-643-5504

If to Camelot:	Camelot Entertainment Group, Inc. Attn: George Jackson, CFO 8001 Irvine Center Drive, Suite 400 Irvine, CA 92618 Facsimile: 949-643-5504

With a copy to:	Christopher Flannery Law Office of Christopher Flannery 555 City Avenue Bala Cynwyd, PA 1900

In the case of notice by facsimile transmission, notice shall be confirmed immediately by prepaid courier service (e.g. Federal Express) or U.S. mail. All notices shall be effective upon receipt when delivered at the address so specified; provided, however, that any notice sent by mail shall be deemed to have been received ten (10) business days after dispatch; any notice sent by courier shall be deemed to have been received one (1) business day after dispatch; and any notice sent by facsimile transmission shall be deemed to have been received when such facsimile is confirmed electronically. Any party may change the address to which notices are to be sent by so notifying the other party in writing in the manner provided herein.

10.10. Successors and Assigns.

10.10.1. Camelot shall be permitted to assign its right sunder this License Agreement only in connection with a transaction involving the merger or consolidation of Camelot into another entity or the acquisition of Camelot (or all or substantially all of its assets) by another entity, provided that the transferee of the Agreement agrees in writing to be bound by and subject to all of the terms and provisions of this Agreement and provided further that RPA has approved such assignment in writing. Notwithstanding the foregoing, Camelot expressly agrees that  under no circumstances shall this License Agreement, nor any right  hereunder, be assigned (whether voluntarily or by operation of law),  including, without limitation, by merger or acquisition, to any of the  parties identified in Section 7.2.7, and/or any of their parents,  holding companies, affiliates, divisions, and/or subsidiaries.

10.10.2. In the event of a permitted assignment pursuant to this Section, each and every obligation of Camelot shall be assigned along with any rights of Camelot under this License Agreement. Except as set forth in Section 9.10.1 above (where the consent of RPA is not required), Camelot  shall have no right to assign its rights under this License Agreement to  any third party, including, without limitation, an assignment by  operation of law, unless otherwise consented to by RPA in writing. RPA shall have absolute and sole discretion whether to provide such consent.

10.10.3. The obligations and duties of this License Agreement shall be binding upon the parties, their successors and assigns (including, without limitation, any successor to RPA and/or Camelot), and the rights of this License Agreement shall inure to the benefit of permitted successors and assigns. The parties expressly agree that RPA shall be permitted to assign, transfer, and/or encumber this License Agreement, including assignments, transfers, or encumbrances by operation of law, to any party, for any purpose, and without exception or limitation, provided that the transferee agrees in writing to be bound by and subject to all of the terms and provisions of this Agreement.

10.11. Further Assurances And Cooperation. Each of the parties agrees to execute and deliver such other documents and to take all such other actions as any of the other parties, its successors, assigns or other legal representatives may reasonably request to effect the terms of this License Agreement and the execution and delivery of any and all affidavits, testimonies, declarations, oaths, samples, exhibits, specimens and other documentation as may be reasonably required.

10.12. Confidentiality. This License Agreement and all of its terms shall be treated as confidential and may not be shown to or discussed with persons or entities other than those in a privileged setting, or as may be required by law or regulation or in response to governmental inquiries or legitimate legal process. In the event that a disclosure regarding this License Agreement or any of its terms is required (for example, to comply with SEC filing requirements), the disclosing party shall (a) provide at least fifteen (15) days advance notice to the non-disclosing party of the intent to disclose; and (b) send the proposed disclosure to the non-disclosing party and shall permit non-disclosing party at least ten (10) days to review and comment on the proposed disclosure before it is made.

10.13. No Strict Construction. The language used in this License Agreement shall be deemed to be the language chosen by both parties hereto to express their mutual intent and no rule of strict construction against either party shall apply to any term or condition of this License Agreement.

10.14. Counterparts. This License Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be signed by duly authorized officers or representatives as of the date first above written.

“RPA” /s/ Robert P. Atwell Robert P. Atwell Board of Director Approval: /s/ Robert P. Atwell Robert P. Atwell 4/26/2010 /s/ George Jackson George Jackson 4/26/2010	“CAMELOT” /s/ Robert P. Atwell Robert P. Atwell, CEO /s/ George Jackson George Jackson, CFO, Secretary

EXHIBIT 2.6.2.  EXISTING CAMELOT DISTRIBUTORS

EXHIBIT 1.4  CAMELOT FILMS®-RELATED MARKS AND RELEVANT JURISDICTIONS

EXHIBIT 5.1 IN-PROCESS APPLICATIONS FOR REGISTRATION OF CAMELOT FILMS®-RELATED MARKS AND RELEVANT JURISDICTIONS

EXHIBIT 5.2 PENDING OPPOSITIONS BY CAMELOT TO THIRD-PARTY APPLICATIONS FOR REGISTRATION OF THE CAMELOT FILMS® MARK (OR VARIATIONS THEREOF)      Pending Oppositions -- United States (Not including those filed against Camelot Technology, Inc.)  There are no pending oppositions in the United States. Camelot has been monitoring the following federal trademark applications for potential opposition.